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                            ENTERBANK HOLDINGS, INC.

                            CERTIFICATE OF AMENDMENT
                         OF CERTIFICATE OF INCORPORATION


    ENTERBANK HOLDINGS, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify that the following amendment to the Certificate of Incorporation of said Corporation has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of
Delaware:

    Article FOUR of the Certificate of Incorporation of the Corporation is amended to read as follows:


         "The aggregate number of shares which the corporation shall have authority to issue shall be twenty million (20,000,000) shares of common stock, par value $.01 each.

    The distinguishing preferences, qualifications, imitations, restrictions and special or relative rights in respect to the common stock as follows:

         In all elections of Directors of the Corporation, each common shareholder shall have the right to cast as many votes as shall equal (x) the number of shares held by him or her, and multiplied by (y) the number of Directors to be elected, and he or she may cast all such votes for a single Director or may distribute them among the number of directors to be elected, or any two (2) or more of them, as such shareholder may deem fit."


    IN WITNESS WHEREOF, said corporation has caused this Certificate to be signed by its duly authorized officer, this 29th day of September, 1999.


                                    ENTERBANK HOLDINGS, INC.



                                    By:__________________________________
                                       Fred H. Eller,
                                       Chief Executive Officer